Exhibit 99.1

February 21, 2019

IDACORP, Inc. Announces Fourth Quarter and Year-End 2018 Results, Initiates 2019 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2018 net income attributable to IDACORP of $26.1 million, or $0.52 per diluted share, compared with $38.9 million, or $0.77 per diluted share, in the fourth quarter of 2017. IDACORP reported 2018 net income attributable to IDACORP of $226.8 million, or $4.49 per diluted share, compared with $212.4 million, or $4.21 per diluted share, in 2017.

"Continued strong customer growth in Idaho Power’s service area, along with constructive regulatory outcomes and a return to more normal irrigation sales, contributed to the eleventh straight year of earnings growth at IDACORP," said Darrel Anderson, IDACORP’s President and Chief Executive Officer. "These strong earnings numbers will result in Idaho Power sharing $5 million of earnings with Idaho customers through a future rate reduction and leaves the full $45 million of additional tax credits available for future use.
“In addition to the positive financial results, Idaho Power achieved record performance on its electric system reliability and customer service metrics in 2018,” added Anderson.
IDACORP is initiating its full year 2019 earnings guidance in the range of $4.30 to $4.45 per diluted share, with Idaho Power projecting to use less than $5 million of additional accumulated deferred investment tax credits under the Idaho regulatory stipulation in 2019. This earnings guidance assumes normal weather conditions.
Performance Summary

A summary of financial highlights for the periods ended December 31, 2018 and 2017 is as follows (in thousands, except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income attributable to IDACORP, Inc.	$26,140	$38,852	$226,801	$212,419
Average outstanding shares – diluted (000’s)	50,527	50,361	50,510	50,424
IDACORP, Inc. earnings per diluted share	$0.52	$0.77	$4.49	$4.21

The table below provides a reconciliation of net income attributable to IDACORP for the three months and year ended December 31, 2018, from the same periods in 2017 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2017		$38.9		$212.4
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	3.3		10.3
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	(0.6)		(9.4)
Idaho fixed cost adjustment (FCA) revenues	1.6		17.7
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	(6.4)		(26.9)
Transmission wheeling and other revenues	4.5		16.1
Non-cash amortization of regulatory deferrals (related to tax reform)	—		(4.0)
Other operations and maintenance (O&M) expenses (excluding non-cash amortization of regulatory deferrals)	(4.9)		(13.8)
Other changes in operating revenues and expenses, net	(1.9)		(3.6)
Decrease in Idaho Power operating income prior to sharing mechanism	(4.4)		(13.6)
Decrease in revenues as a result of sharing mechanism	(3.5)		(5.0)
Decrease in Idaho Power operating income	(7.9)		(18.6)
Earnings of unconsolidated equity-method investments	(3.9)		1.4
Non-operating income and expenses, net	(0.8)		0.3
Decrease in income tax expense from remeasurement of deferred taxes and make-whole premium for early bond redemption	2.0		9.0
Income tax expense (excluding remeasurement of deferred taxes and make-whole premium for early bond redemption)	(0.9)		23.9
Total (decrease) increase in Idaho Power net income		(11.5)		16.0
Other IDACORP changes (net of tax)		(1.3)		(1.6)
Net income attributable to IDACORP, Inc. - December 31, 2018		$26.1		$226.8

Net Income - Fourth Quarter 2018
IDACORP's fourth quarter 2018 net income decreased $12.8 million compared with the same period in 2017, primarily due to lower net income at Idaho Power. Customer growth added $3.3 million to Idaho Power's operating income compared with the fourth quarter of 2017. Sales volumes on a per-customer basis decreased operating income by $0.6 million in 2018 compared with 2017, related to a slight decrease in sales volumes to residential customers. Milder temperatures in the fourth quarter of 2018 compared with the same period in 2017 caused residential customers to use 2 percent less electricity per customer for heating. This decreased usage per residential customer was offset by a 14 percent increase in irrigation usage per customer and a 1 percent increase in industrial usage per customer. However, due to the lower usage by Idaho residential customers, the FCA mechanism added $1.6 million to operating income during the quarter ended December 31, 2018, compared with the same period in 2017.

The net decrease in retail revenues per MWh reduced operating income by $6.4 million in the fourth quarter of 2018 compared with the fourth quarter of 2017. The settlement stipulations approved by the Idaho Public Utilities Commission (IPUC) and Public Utility Commission of Oregon (OPUC) during the second quarter of 2018 relating to recent income tax reform reduced revenues by approximately $8 million in 2018. The timing of the revenue reductions may not align with decreases in income tax expense in any given period due to the method and timing of customer rate reductions provided for in the settlement stipulations, the nature and timing of income tax accruals, discrete items and other items. Other changes in sales mix constituted the offsetting change in retail revenues per MWh.

During the fourth quarter of 2018, Idaho Power benefited from a $4.5 million increase in transmission wheeling and other revenue, compared with the fourth quarter of 2017. Higher wheeling volumes, partially offset by a decrease in Idaho Power's open access transmission tariff (OATT) rate, contributed to the increased revenues.

Other O&M expenses were $4.9 million higher in the fourth quarter of 2018 compared with the fourth quarter of 2017. Labor and benefit costs increased $2.7 million primarily related to higher variable employee-related expenses. During the fourth quarter of 2017, a $2.4 million benefit related to previously expensed energy efficiency rider-funded costs deemed to be prudently incurred was recorded. This benefit did not recur in 2018.

During the fourth quarter of 2018, Idaho Power recorded $3.5 million as a provision against current revenues, to be refunded to customers through a future rate reduction, based on its 2018 return on year-end equity in the Idaho jurisdiction (Idaho ROE), pursuant to the October 2014 Idaho Earnings Support and Sharing Settlement Stipulation. No such amount was recorded in 2017.

Initial remeasurement of deferred taxes resulting from the federal and Idaho income tax rate change resulted in a $2.0 million income tax expense during the fourth quarter of 2017 that did not recur in the fourth quarter of 2018. Excluding the impact of this remeasurement, Idaho Power income tax expense increased $0.9 million in the fourth quarter of 2018 compared with the fourth quarter of 2017, due primarily to net effects of regulatory flow-through income tax adjustments at Idaho Power recorded in the fourth quarter 2017, partially offset by the lower federal and state statutory income tax rates.

Net Income - Year-to-Date 2018
IDACORP's 2018 net income increased $14.4 million for 2018 compared with 2017, primarily due to higher net income at Idaho Power. Customer growth added $10.3 million to Idaho Power's operating income compared with 2017. Sales volumes on a per-customer basis decreased operating income by $9.4 million in 2018 compared with 2017. A decrease in sales volumes to residential customers was partially offset by an increase in usage per irrigation customer. Milder temperatures in 2018 compared with 2017 caused residential customers to use 6 percent less electricity per customer, mostly for cooling and heating purposes, while decreased precipitation led agricultural irrigation customers to use 9 percent more electricity per customer to operate irrigation pumps. However, due mostly to the lower usage by Idaho residential customers, the FCA mechanism added $17.7 million to operating income during 2018 compared with 2017.

The net decrease in retail revenues per MWh reduced operating income by $26.9 million in 2018 compared with 2017. The settlement stipulations approved by the IPUC and OPUC during the second quarter of 2018 relating to recent income tax reform reduced revenues by approximately $22 million in 2018. The timing of the revenue reductions may not align with decreases in income tax expense in any given period due to the method and timing of customer rate reductions provided for in the settlement stipulations, the nature and timing of income tax accruals, discrete items and other items. Also, a change in customer sales mix reduced the retail revenues per MWh as volumes sold to residential customers made up a smaller portion of the customer sales mix.

During 2018, Idaho Power benefited from a $16.1 million increase in transmission wheeling and other revenues, compared with 2017. This change was largely due to a 37 percent increase in the OATT rate in October 2017, partially offset by a 10 percent decrease in the OATT rate in October 2018, and, to a lesser extent, an increase in wheeling volumes.

Other O&M expenses included $4.0 million of non-cash amortization expense of regulatory deferrals that would otherwise be a future liability of Idaho customers, as provided by the settlement stipulation approved by the IPUC related to income tax reform. Excluding the non-cash amortization of regulatory deferrals, other O&M expenses were $13.8 million higher in 2018 compared with 2017. In 2018, compared with 2017, higher maintenance service costs led to a $4.2 million increase in transmission and distribution asset maintenance expenses and higher variable employee-related costs led to an $8.4 million increase in labor and benefit expenses.

In 2018, Idaho Power recorded $5.0 million as a provision against current revenues to be refunded to customers through a future rate reduction through the Idaho-jurisdiction power cost adjustment mechanism pursuant to the October 2014 Idaho Earnings Support and Sharing Settlement Stipulation.

Idaho Power's $5.7 million remeasurement of deferred taxes resulting from the federal and Idaho income tax rate change on the adjustment of temporary differences as a result of IDACORP’s 2017 consolidated income tax return filings and the $1.3 million flow-through benefit of a tax deductible make-whole premium that Idaho Power paid in connection with the early redemption of long-term debt in April 2018, decreased Idaho Power's income tax expense by $7.0 million in 2018. Idaho Power recorded $2.0 million of income tax expense in 2017 for the initial remeasurement of deferred taxes resulting from the federal and Idaho income tax rate change. Excluding these items, Idaho Power income tax expense was $23.9 million lower during 2018 compared with 2017, due mostly to the lower federal and state statutory income tax rates resulting from income tax reform.

2019 Annual Earnings Guidance and Estimated Key Operating and Financial Metrics
IDACORP is initiating its earnings guidance estimate for 2019. The 2019 guidance incorporates all the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2019 Estimate(1)	2018 Actual
IDACORP Earnings Guidance (per share)	$ 4.30 – $ 4.45	$4.49
Idaho Power Operating & Maintenance Expense	$ 350 – $ 360	$ 365
Idaho Power Additional Amortization of Accumulated Deferred Investment Tax Credits	Less than $5	None
Idaho Power Revenue Sharing with Customers	None	$ 5
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	$ 280 – $ 290	$ 274
Idaho Power Hydroelectric Generation (MWh)	6.5 – 8.5	8.7
(1) As of February 21, 2019.

More detailed financial information is provided in IDACORP's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's nearly 560,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission, which impact Idaho Power's ability to recover costs and earn a return on investments; (b) the expense and risks associated with capital expenditures for utility infrastructure, and the timing and availability of cost recovery for such expenditures through customer rates, including the potential for the write-down or write-off of expenditures if not deemed prudent by regulators; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (d) the impacts of economic conditions, including inflation, interest rates, regulatory authorized returns on equity, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, including conditions and events associated with climate change, which affect customer demand, hydroelectric generation levels, repair costs, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, storage, and energy efficiency technologies that may affect Idaho Power's sale or delivery of electric power or introduce new cyber security risks; (g) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (h) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover resulting increased costs through rates; (i) variable hydrological conditions and/or over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (k) accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties, for which the companies may have inadequate insurance coverage; (l) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (m) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system may constrain resources or cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (n) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (o) reductions in credit ratings, which could adversely impact access to debt and equity markets, and increase borrowing costs, could require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (p) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (q) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the company's cash flows; (r) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the disruption or damage to the companies' of information systems or technology, the companies' failure to secure data or, to comply with privacy laws or regulations, security breaches, or the disruption or damage to the companies' business, operations, or reputation resulting from cyber-attacks and related litigation or penalties, terrorist incidents or the threat of terrorist incidents, or other malicious acts, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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